Exhibit 99.1

Press Ganey Holdings, Inc. Announces End of Go Shop Period

September 19, 2016

BOSTON —(BUSINESS WIRE)— Press Ganey Holdings, Inc. (NYSE:PGND) today announced the expiration of the 40-day “go shop” period under the terms of the previously announced definitive agreement (the “Merger Agreement”) pursuant to which Press Ganey will be acquired by EQT Equity fund EQT VII (“EQT”), part of the global private equity group EQT. Under the Merger Agreement, which was entered into on August 9, 2016, Press Ganey and its representatives were permitted to solicit and engage in negotiations with respect to alternative acquisition proposals until 11:59 p.m. (Eastern Time) on September 18, 2016.

During the “go shop” period, at the direction of Press Ganey’s board of directors, Press Ganey’s representatives engaged in an active and extensive solicitation of 26 potential strategic bidders and 50 potential financial bidders, for a total of 76 potential bidders, which resulted in five potential financial bidders each negotiating and entering into a confidentiality agreement with Press Ganey. All of the parties contacted during the “go-shop” period notified Press Ganey that they were not interested in pursuing an acquisition of Press Ganey. Press Ganey did not receive any alternative acquisition proposals during the 40 calendar day “go shop” period.

Starting at 12:00 a.m. (Eastern Time) on September 19, 2016, Press Ganey became subject to customary “no shop” provisions that limit its and its representatives’ ability to solicit alternative acquisition proposals from third parties or to provide confidential information to third parties, subject to customary “fiduciary out” provisions.

The acquisition is expected to be completed during the fourth quarter of 2016 following the satisfaction of customary closing conditions, including approval of the merger by the holders of a majority of the outstanding shares of Press Ganey common stock.

About Press Ganey

Press Ganey Holdings (NYSE: PGND) is a leading provider of patient experience measurement, performance analytics and strategic advisory solutions for health care organizations across the continuum of care. Celebrating 30 years of experience, Press Ganey is recognized as a pioneer and thought leader in patient experience measurement and performance improvement solutions. Our mission is to help health care organizations reduce patient suffering and improve clinical quality, safety and the patient experience. As of January 1, 2016, we served more than 26,000 health care facilities.

Additional Information About the Acquisition and Where to Find It

This communication is being made in respect of the proposed transaction involving Press Ganey and an affiliate of EQT. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed merger between Press Ganey and Emerald BidCo, Inc. Press Ganey expects to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents in connection with the proposed merger. The definitive proxy statement will be sent or given to the shareholders of Press Ganey and will contain important information about the proposed transaction and related matters. INVESTORS OF PRESS GANEY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN

IMPORTANT INFORMATION ABOUT PRESS GANEY, EMERALD TOPCO, INC., EMERALD BIDCO, INC. AND THE PROPOSED MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Press Ganey with the SEC at the SEC’s website at www.sec.gov, at Press Ganey’s website at www.pressganey.com or by sending a written request to Press Ganey at 401 Edgewater Place, Suite 500, Wakefield, Massachusetts 01880, Attention: General Counsel and Corporate Secretary.

Forward-Looking Statements

Certain statements contained in this filing may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the transaction and the ability to consummate the transaction. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and Press Ganey undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (1) Press Ganey may be unable to obtain stockholder approval as required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of Press Ganey may suffer as a result of uncertainty surrounding the transaction; (5) the outcome of any legal proceedings related to the transaction; (6) Press Ganey may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; (9) the failure by Emerald BidCo, Inc. to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the transaction; and (10) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. If the transaction is consummated, Press Ganey’s stockholders will cease to have any equity interest in Press Ganey and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of Press Ganey are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015 and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.

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Investor Contact:

Press Ganey Holdings, Inc.

Balaji Gandhi, 781-295-0390

IR@pressganey.com

Media Contact:

Jon Siegal

MSLGROUP

781-684-0770

PressGaney@mslgroup.com